EXHIBIT 8.1

LIST OF SUBSIDIARIES OF YANZHOU COAL MINING COMPANY LIMITED

As of December 31, 2013, we owned the following subsidiaries:

Name of Subsidiary	Country of incorporation/ registration and operation
Austar Coal Mine Pty, Limited	Australia
Yanmei Heze Neng Hua Company Limited	PRC
Yancoal Australia Limited	Australia
Shandong Yanmei Shipping Co., Ltd.	PRC
Yanzhou Coal Yulin Neng Hua Company Limited	PRC
Qingdao Free Trade Zone Zhongyan Trade Co., Ltd.	PRC
Yanzhou Coal Shanxi Neng Hua Company Limited	PRC
Shanxi Heshun Tianchi Energy Company Limited	PRC
Shanxi Tianhao Chemical Company Limited	PRC
Shandong Hua Ju Energy Company Limited	PRC
Yanzhou Coal Ordos Neng Hua Company Limited	PRC
Inner Mongolia Yize Mining Investment Co., Ltd.	PRC
Inner Mongolia Rongxin Chemical Co., Ltd.	PRC
Inner Mongolia Daxin Industrial Gas Co., Ltd.	PRC
Inner Mongolia Xintai Coal Mining Company Limited	PRC
Inner Mongolia Haosheng Coal Mining Co., Ltd.	PRC
Shandong Yanmei Rizhao Port Coal Storage and Blending Co., Ltd.	PRC
Ordos Zhuan Longwan Co., Ltd.	PRC
Ordos Ying Panhao Coal Co., Ltd.	PRC
Yancoal International (Holding) Company Limited	Hong Kong
Yancoal International Resources Development Co., Limited	Hong Kong
Yancoal International Technology Development Co., Limited	Hong Kong
Yancoal International Trading Co., Limited	Hong Kong
Yancoal Technology (Holdings) Co., Ltd.	Australia
Yancoal Resources Limited	Australia
Shandong Coal Trading Centre Co., Ltd.	PRC
Zoucheng Yankuang Beisheng Industry & Trading Co., Ltd.	PRC
Athena Coal Pty Ltd.	Australia
Syntech Holdings Pty Ltd.	Australia
Gloucester Coal Limited	Australia
Syntech Holdings II Pty Ltd.	Australia
Yancoal Canada Resources Co., Ltd.	Canada
Yancoal Luxembourg Energy Holding Co., Limited	Luxembourg
Premier Coal Holdings P/L	Australia
Tonford Holdings P/L	Australia
Wilpeena Holdings P/L	Australia
Yancoal Energy P/L	Australia